Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President and Chief Financial Officer	212-725-4500, ext. 310
	631-200-2020	carlh@schwartz.com

NBTY REPORTS FIRST QUARTER RESULTS

BOHEMIA, N.Y. – January 21, 2005 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading manufacturer and marketer of nutritional supplements, today announced results for the fiscal first quarter ended December 31, 2004.

For the fiscal first quarter ended December 31, 2004, sales increased 9% to $420 million, compared to $385 million for the fiscal first quarter ended December 31, 2003.  Net income for the fiscal first quarter ended December 31, 2004 rose 26% to $30 million, or $0.43 per diluted share, compared to net income of $24 million, or $0.34 per diluted share, for the fiscal first quarter ended December 31, 2003.

At December 31, 2004, the Company’s total assets were $1.3 billion and its working capital was $402 million.  The Company increased inventory by $35 million for the quarter primarily in anticipation of higher sales from promotional programs scheduled in the second and third quarters and increased purchases of certain raw materials in tight supply to maintain their availability.

OPERATIONS FOR THE FISCAL FIRST QUARTER ENDED DECEMBER 31, 2004

Net sales for the US Nutrition wholesale division, which markets the Nature’s Bounty and Rexall brands, remained relatively unchanged at $180 million.  US Nutrition has continued to increase product distribution to current wholesale accounts despite operating in a tough market environment.

The Company has adjusted shelf space by reallocating Nature’s Bounty and Rexall brands to provide the best overall product mix and to respond to changing market conditions.  While these efforts have further strengthened US Nutrition’s position in the mass market, there were $12 million in returns, a portion of which was associated with these reallocations, and contributed in part to a 3% decrease in gross margin for this channel.

NBTY continues to leverage valuable consumer sales information from its Vitamin World and Puritan’s Pride direct-response/e-commerce operations in order to provide its mass-market customers with data and analyses to drive sales.

Vitamin World sales for the fiscal first quarter of 2005 were $53 million, unchanged from the prior comparable period.  Vitamin World operations reported a pre-tax loss of $3 million.  EBITDA (as defined in non-GAAP financial measures below) was also negative at more than $1 million for the fiscal first quarter of 2005, compared to a positive EBITDA of $3 million for the fiscal first quarter of 2004.  Same store sales decreased 2%, reflecting the difficult specialty retail environment.  Vitamin World overall results included a 6% decrease in gross margin, as the Company discounted heavily to maintain market share.

During the fiscal first quarter of 2005, Vitamin World opened 7 new stores, closed 4 stores and at the end of the quarter operated 560 stores.  The Company plans to close 19 under-performing stores by the end of the current fiscal year, which should result in savings of more than $1 million annually.

NBTY’s European retail sales for the fiscal first quarter of 2005 increased 21% to $142 million from $117 million for the fiscal first quarter of 2004.  This increase includes sales generated by the 37 GNC stores in the UK and 67 DeTuinen stores in the Netherlands that NBTY acquired in fiscal 2003.  GNC (UK) and DeTuinen generated total sales of $21 million for the quarter.  Both GNC (UK) and DeTuinen were profitable.  During the fiscal first quarter of 2005, the Company’s European retail division opened one new store and at the end of the quarter operated a total of 603 stores.

Gross margin for the European Retail division increased 4% to 64%.  European Retail same store sales for the fiscal first quarter 2005 increased 18%.  This result includes the positive effect of the strong British pound.  Without the effect of foreign exchange, same store sales increased 8%.

Direct Response/Puritan’s Pride sales for the fiscal first quarter increased 28% to $45 million from $35 million for the fiscal first quarter a year ago. These results reflect a 39% increase in on-line sales over the prior like quarter.  Puritan’s Pride on-line sales accounted for 21% of direct response sales for the fiscal first quarter.  Gross margin for this first quarter decreased 2% to 59% reflecting aggressive promotions.  NBTY remains the leader in the direct response and e-commerce sector and continues to increase the number and variety of products available via its catalog and web sites.

NBTY Chairman and CEO, Scott Rudolph, said:  “In spite of a tough marketplace and negative media reports on Vitamin E, we are encouraged that the Company was able to report satisfactory results.  NBTY’s diverse businesses and customer base enable us to perform well in a difficult and highly competitive marketplace.  We remain confident in the long-term outlook for the Company and anticipate continued growth in revenue and market share for NBTY.”

ABOUT NBTY

NBTY is a leading vertically integrated manufacturer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  The Company markets approximately 1,500 products under several brands, including Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)® and DeTuinen®.

This release refers to non-GAAP financial measures, such as EBITDA.  “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance. Management also believes EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. All of these forward-looking statements, which can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy which, although believed to be reasonable, are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing; (xxiii) fluctuations in foreign currencies, including the British Pound; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States and the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; and (xxxi) other factors beyond NBTY’s control.

Readers are cautioned not to place undue reliance on forward-looking statements.  NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements.  NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

-Tables Follow-

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended December 31,
(Dollars and shares in thousands, except per share amounts)	2004	2003

Net sales	$420,269	$385,053

Costs and expenses:
Cost of sales	211,954	192,885
Catalog printing, postage and promotion	20,783	20,137
Selling, general and administrative	138,402	130,371

	371,139	343,393

Income from operations	49,130	41,660

Other income (expense):
Interest	(5,692)	(6,804)
Miscellaneous, net	1,991	1,506
	(3,701)	(5,298)

Income before income taxes	45,429	36,362

Provision for income taxes	15,536	12,717

Net income	$29,893	$23,645

Net income per share:
Basic	$0.45	$0.35
Diluted	$0.43	$0.34

Weighted average common shares outstanding:
Basic	67,070	66,642
Diluted	69,084	68,884

SALES

(Thousands)

(Unaudited)

	THREE MONTHS ENDED
	DECEMBER 31,
	2004	2003	% Increase

Wholesale	$179,618	$179,195	0%

US Retail / Vitamin World	53,384	53,411	0%

European Retail / Holland & Barrett / GNC (UK)	141,907	117,050	21%

Direct Response / Puritan’s Pride	45,360	35,397	28%

Total	$420,269	$385,053	9%

GROSS PROFIT

PERCENTAGES

(Unaudited)

	THREE MONTHS ENDED
	DECEMBER 31,
			% Increase
	2004	2003	(% Decrease)

Wholesale	34.4%	37.5%	(3.1)%

US Retail / Vitamin World	54.7%	61.1%	(6.4)%

European Retail / Holland & Barrett / GNC (UK)	63.7%	60.2%	3.5%

Direct Response / Puritan’s Pride	59.4%	61.8%	(2.4)%

Total	49.6%	49.9%	(0.3)%

Reconciliation of GAAP Measures to Non-GAAP Measures

(Thousands)

(Unaudited)

	THREE MONTHS ENDED
	DECEMBER 31, 2004
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA

Wholesale	$23,722	$2,493	$—	$26,215

US Retail / Vitamin World	(3,134)	1,772		(1,362)

European Retail / Holland & Barrett / GNC (UK)	40,268	3,334		43,602

Direct Response / Puritan’s Pride	13,877	1,289		15,166

Segment Results	74,733	8,888		83,621

Corporate	(29,304)	5,727	5,692	(17,885)

Total	$45,429	$14,615	$5,692	$65,736

	THREE MONTHS ENDED
	DECEMBER 31, 2003
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA

Wholesale	$30,008	$2,678	$—	$32,686

US Retail / Vitamin World	197	3,159		3,356

European Retail / Holland & Barrett / GNC (UK)	26,299	2,505		28,804

Direct Response / Puritan’s Pride	9,268	1,415		10,683

Segment Results	65,772	9,757		75,529

Corporate	(29,410)	5,422	6,804	(17,184)

Total	$36,362	$15,179	$6,804	$58,345

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS

(Dollars and shares in thousands)	December 31, 2004	September 30, 2004

Current assets:
Cash and cash equivalents	$53,800	$21,751
Accounts receivable, less allowance for doubtful accounts of $9,088 at December 31, 2004 and $9,389 at September 30, 2004	75,189	86,113

Inventories	409,583	374,559

Deferred income taxes	32,062	32,062

Prepaid expenses and other current assets	55,004	62,835

Total current assets	625,638	577,320

Property, plant and equipment, net	283,514	280,075

Goodwill	230,167	221,429

Intangible assets, net	133,985	136,541

Other assets	16,161	17,288

Total assets	$1,289,465	$1,232,653

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

(Dollars and shares in thousands)	December 31, 2004	September 30, 2004

Current liabilities:
Current portion of long-term debt	$1,991	$3,205
Accounts payable	101,443	97,635
Accrued expenses and other current liabilities	119,749	116,633
Total current liabilities	223,183	217,473

Long-term debt	306,078	306,531
Deferred income taxes	73,603	64,675
Other liabilities	4,120	4,176
Total liabilities	606,984	592,855

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 67,160 shares at December 31, 2004 and 67,060 shares at September 30, 2004	537	536

Capital in excess of par	138,224	135,787
Retained earnings	511,195	481,302
	649,956	617,625

Accumulated other comprehensive income	32,525	22,173
Total stockholders’ equity	682,481	639,798

Total liabilities and stockholders’ equity	$1,289,465	$1,232,653

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the three months ended December 31,
(Dollars in thousands)	2004	2003
Cash flows from operating activities:
Net income	$29,893	$23,645
Adjustments to reconcile net income to net cash provided by operating activities:
Loss/(gain) on disposal/sale of property, plant and equipment	25	(15)
Depreciation and amortization	14,615	15,179
Foreign currency transaction gain	(915)	(563)
Amortization of deferred financing costs	568	528
Amortization of bond discount	44	31
Compensation expense for ESOP	821	1,618
Impairment on asset held for sale	1,258	—
Gain on sale of business	(1,999)	—
(Recovery) / provision for doubtful accounts	(371)	853
Inventory reserve	389	781
Deferred income taxes	2,331	1,908
Tax benefit from exercise of stock options	—	17
Changes in operating assets and liabilities:
Accounts receivable	11,520	9,746
Inventories	(32,742)	(3,229)
Prepaid expenses and other current assets	7,851	7,713
Other assets	301	5,580
Accounts payable	1,403	(12,961)
Accrued expenses and other liabilities	1,911	(23,611)
Net cash provided by operating activities	36,903	27,220
Cash flows from investing activities:
Purchase of property, plant and equipment	(11,346)	(8,955)
Proceeds from sale of property, plant, and equipment	50	56
Proceeds from sale of business	5,766	—
Proceeds from sale of bond investment	—	4,158
Net cash used in investing activities	(5,530)	(4,741)
Cash flows from financing activities:
Principal payments under long-term debt agreements	(1,711)	(23,710)
Payments for financing fees	—	(500)
Proceeds from stock options exercised	—	15
Net cash used in financing activities	(1,711)	(24,195)
Effect of exchange rate changes on cash and cash equivalents	2,387	4,856
Net increase in cash and cash equivalents	32,049	3,140
Cash and cash equivalents at beginning of period	21,751	49,349
Cash and cash equivalents at end of period	$53,800	$52,489
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$1,775	$3,107
Cash paid during the period for income taxes	$11,211	$7,786